2008 NQO NO. 1

RAVEN GOLD CORP.

2008 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Participant Name: Bashir Virji	Grant Date: May 27, 2008

	Vesting Schedule
Shares Subject to Nonqualified Stock Option: 200,000	Exercise Dates	Percent of Stock Option Exercisable
Expiration Date: May 27, 2018	May 27, 2008	25%
	May 27, 2009	50%
Exercise Price: $0.17	May 27, 2010	75%
	May 27, 2011	100%

NONQUALIFIED STOCK OPTION AGREEMENT

UNDER RAVEN GOLD CORP.

2008 STOCK INCENTIVE PLAN

THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Award Agreement”), made as of the grant date set forth on the cover page of this Award Agreement (the “Cover Page”) by and between the participant named on the Cover Page (the “Participant”) and Raven Gold Corp. (the “Company”):

W I T N E S S E T H:

WHEREAS, the Participant is an employee of the Company, a Subsidiary of the Company, or an Affiliated Entity, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the Common Stock of the Company, as hereinafter provided, pursuant to the “Raven Gold Corp. 2008 Stock Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and

WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

Section 1.Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option (the “Stock Option”) to purchase all or any part of the number of shares of its Common Stock set forth on the Cover Page, under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each share to be purchased hereunder shall be the exercise price set forth on the Cover Page (the “Exercise Price”).

Section 2.          Times of Exercise of Option. After, and only after, the conditions of Section 9 hereof have been satisfied, the Participant shall be eligible to exercise the Stock Option pursuant to the vesting schedule set forth on the Cover Page (the “Vesting Schedule”). If the Participant’s employment with the Company (or a Subsidiary of the Company or an Affiliated Entity) remains full-time and continuous at all times prior to any of the exercise dates specified on the Cover Page (the “Exercise Dates”), then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Award Agreement having been satisfied, to exercise on or after the applicable Exercise Date, on a cumulative basis, the number of Stock Options determined by multiplying the aggregate number of shares of Common Stock subject to the Stock Option set forth on the Cover Page by the designated percentage set forth on the Cover Page.

Section 3.          Term of Stock Option. Subject to earlier termination as hereafter provided, the Stock Option shall expire at the close of business on the expiration date set forth on the Cover Page and may not be exercised after such expiration date; provided, however, in no event shall the term of the Stock Option be longer than ten years from the Date of Grant.

Section 4.	Transferability of Stock Option.

(a)        General. Except as provided in Section 4(b) hereof, the Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Stock Option may be exercised, during the lifetime of the Participant, only by the Participant. More particularly (but without limiting the generality of the foregoing), the Stock Option may not be assigned, transferred (except as provided above and in Section 4(b) hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect.

(b)        Limited Transferability of Stock Options. The Stock Options may be transferred by such Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership in which such Immediate Family Members are the only partners; provided that there may be no consideration for any such transfer and subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with Section 4(a) hereof. Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 4(b) the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of the Plan shall continue to be applied with respect to the original Participant, following which the Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in the Plan. No transfer pursuant to this Section 4(b) shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request.

Section 5.          Employment. So long as the Participant shall continue to be a full-time and continuous employee of the Company, a Subsidiary of the Company or an Affiliated Entity, the Stock Option shall not be affected by any change of duties or position. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company, a Subsidiary of the Company or an Affiliated Entity, or interfere in any way with the right of the Company, a Subsidiary of the Company or an Affiliated Entity to terminate the Participant’s employment at any time.

Section 6.          Acceleration of Otherwise Unexercisable Stock Options on Death, Disability or Other Special Circumstances. The Committee, in its sole discretion, may permit (i) a Participant who terminates employment due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who terminates employment upon the occurrence of special circumstances (as determined by the Committee) to purchase all or any all or any part of the shares subject to the Stock Option for which the applicable Exercise Date(s) has not yet occurred on the date of the Participant’s death, termination of his employment due to a Disability, or as the Committee otherwise so determines. With respect to shares subject to the Stock Option for which the applicable Exercise Dates have occurred or for which the Committee has permitted purchase in accordance with the foregoing provision, the Participant, or the representative of a deceased Participant, shall automatically have the right to purchase such shares during the remaining term of the Stock Option.

Section 7.	Method of Exercising Stock Option.

(a)        Procedures for Exercise. The manner of exercising the Stock Option herein granted shall be by written notice to the Secretary of the Company at the time the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Stock Option. Such notice shall state the election to exercise the Stock Option, the number of shares of Common Stock to be purchased upon exercise, the form of payment to be used, and shall be signed by the person so exercising the Stock Option.

(b)        Form of Payment. Payment in full for shares of Common Stock purchased under this Award Agreement shall accompany the Participant’s notice of exercise, together with payment for any applicable withholding taxes. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering Common Stock or other equity securities of the Company having a Fair Market Value on the date of payment equal to the amount of the Exercise Price, but only to the extent such exercise would not result in an adverse accounting charge for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination thereof. In addition to the foregoing procedure which may be available for the exercise of the Stock Option, after the date on which the Company’s Common Stock is listed on a national securities exchange or the NASDAQ Stock Market or quoted on the over-the-counter market by the National Association of Securities Dealers, the Participant may deliver to the Company a notice of exercise which includes an irrevocable instruction to the Company to deliver the certificate representing the shares of Common Stock being purchased, issued in the name of the Participant, to a broker approved by the Company and authorized to trade in the Common Stock of the Company. Upon receipt of such notice, the Company shall acknowledge receipt of the executed notice of exercise and forward this notice to the broker. Upon receipt of the copy of the notice which has been acknowledged by the Company, and without waiting for issuance of the actual stock certificate with respect to the exercise of the Stock Option, the broker may sell the

Common Stock or any portion thereof. The broker shall deliver directly to the Company that portion of the sales proceeds sufficient to cover the Exercise Price and withholding taxes, if any. For all purposes of effecting the exercise of the Stock Option, the date on which the Participant gives the notice of exercise to the Company, together with payment for the shares of Common Stock being purchased and any applicable withholding taxes, shall be the “date of exercise.” If a notice of exercise and payment are delivered at different times, the date of exercise shall be the date the Company first has in its possession both the notice and full payment as provided herein.

(c)        Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 7, by any person other than the Participant due to the death of the Participant, such notice shall also be accompanied by appropriate proof of the right of such person to exercise the Stock Option. The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at Raven Gold Corp., Attn: Corporate Secretary, 7250 N.W. Expressway #260, Oklahoma City, OK 73132 and it shall be deemed to have been given when it is so personally delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.

Section 8           Change of Control Event. Promptly following a Change of Control Event of the Company, the Committee shall cause written notice of such event to be given to each Participant and his or her outstanding Stock Options shall become 100% vested and thereafter each Participant shall have the right to exercise all or any of his or her Stock Options.

Section 9.          Securities Law Restrictions. The Stock Option shall be exercised and Common Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Common Stock purchased under such circumstances will be issued with a restricted securities legend.

Section 10.        Payment of Withholding Taxes. No exercise of any Stock Option may be effected until the Company receives full payment for any required state and federal withholding taxes. Required withholding shall be determined as the employer’s minimum statutory withholding based upon the minimum statutory withholding rates for federal and state purposes, including payroll taxes, that are applicable to such supplemental taxable income. Payment for withholding taxes shall be made in cash, by check , or by the Participant surrendering, or the Company retaining from the shares of Common Stock to be issued upon exercise of the Stock Option, that number of shares of Common Stock (based on Fair Market Value) that would be necessary to satisfy the requirements for withholding any amounts of taxes due upon the exercise of the Stock Option. For the purpose of calculating the Fair Market Value of shares surrendered or retained to pay withholding taxes, the relevant date shall be the date of exercise. In the event the Participant uses the “cashless” exercise/same-day sale procedure set forth in Section 7(b) hereof to pay withholding taxes, the actual sale price of shares sold to satisfy payment shall be used to determine the amount of withholding taxes payable. Nothing herein, however, shall be construed as requiring payment of withholding taxes at the time of exercise if payment of taxes is deferred pursuant to any provision of the Code, and actions satisfactory to the Company are taken which are designed to reasonably insure payment of withholding taxes when due.

Section 11.        Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the day and year first above written.

COMPANY:	RAVEN GOLD CORP., a Nevada corporation
By: /s/ Mike Wood

Name:  Mike Wood

Title:  CEO and President

PARTICIPANT:	/s/ Bashir Virji
Bashir Virji

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